Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-190388 and 333-196919 of The Laclede Group, Inc. on Forms S-3 and in Registration Statement Nos. 333-198699, 333-193772, 333-193770, 333-193771, 333-131830, 333-201863, and 333-204839 of The Laclede Group, Inc. on Forms S-8 of our reports dated November 24, 2015, relating to the consolidated financial statements of The Laclede Group, Inc. and subsidiaries, and the effectiveness of The Laclede Group, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Laclede Group, Inc. for the year ended September 30, 2015.

/s/DELOITTE & TOUCHE LLP
St. Louis, Missouri
November 24, 2015